Exhibit 6.4

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

PROPERTY MANAGEMENT AGREEMENT

*Ask about our portfolio and apartment special rates!

*$250 REFFERAL BONUS AVAILABLE!

This Property Management Agreement (“Agreement”) is made as of March 22nd., 2025 , the “Effective Date”, by and between:

Owner:	Wahed Real Estate Series 1 LLC
(Hereinafter referred to as “Owner”)

Manager:	Ahsan Tarar
(Hereinafter referred to as “Manager”)

Whereas, the Manager is experienced in the operation and management of real estate properties and has the necessary staff and resources to competently manage real estate properties. Whereas, Owner owns the Property (as defined in Section 1) as described in Section 1 below, and desires that Manager manage, operate, maintain, and service the Property, subject to the terms and conditions herein set out. Now, therefore, in consideration of the foregoing and the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DESCRIPTION OF THE PROPERTY. This Agreement pertains to the following property together with any improvements now or hereafter located thereon, and any and all other assets of Owner with respect thereto, including, but not limited to, all personal property, Owner’s interest in all leases, contracts, warranties, rents, issues, profits, and revenues, and any other right, title, and interest in and to the aforesaid assets. “the Property”:

41210 Paign Dr., Sterling Heights, MI 48313 .

2. APPOINTMENT OF THE MANAGER. Owner hereby engages, appoints, and employs Manager as the manager of the Property with the responsibilities and obligations and on the terms and conditions herein set forth, and Manager does hereby accept such appointment.

3. TERM. Manager’s duties and responsibilities under this Agreement shall begin on the Effective Date and unless renewed or terminated as expressly provided herein, shall expire on the second anniversary of the Effective Date. The term of this Agreement shall be automatically renewed for additional successive twelve (12) month periods, unless either party elects to terminate this Agreement by written notice to the other party given at least thirty (30) days before the end of the then-existing term.

4. RESPONSIBILITIES OF THE MANAGER. The Manager shall serve as an independent contractor and act as the Owner’s exclusive agent for the management of the Property. Manager shall manage, operate, lease, maintain, and service the Property in a manner consistent with first- class professional property management services for similar properties in the market where the Property is located. Manager shall make available to Owner the full benefit of the judgment, experience, and advice of the members of Manager’s organization regarding the policies to be pursued by Owner in operating the Property, and shall perform the services set forth herein and such other services as may be reasonably requested by Owner consistent herewith in managing, operating, leasing, maintaining, and servicing the Property. Manager shall act as a fiduciary to Owner regarding the Property, in accordance with, and subject to the terms of, this Agreement, and in this capacity, Manager shall deal at arm’s length with all third parties and serve Owner’s interests at all times. Manager shall be available for communication with Owner and keep Owner advised of all items that affect the Property in any significant manner.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

5. The Manager shall use commercially reasonable efforts to perform to perform all services, including the following services:

“BASE PACKAGE (8% Management Fee)”

A.	Rent Collection & Financial Management

●	Collect all rent payments and other fees due under the terms of lease agreements.

●	Maintain accurate financial records and provide monthly financial reports to the Owner.

●	Deposit rent and other collected funds into an account designated by the Owner.

●	Follow up on delinquent rent payments, issue late notices, and coordinate eviction proceedings if necessary.

B.	Leasing & Tenant Management

●	Advertise and market available rental spaces to prospective tenants.

●	Screen and select tenants, including background and credit checks.

●	Prepare and execute lease agreements on behalf of the Owner.

●	Handle lease renewals and terminations as required.

C.	Property Maintenance & Repairs

●	Provide routine and emergency maintenance for the Property.

●	Perform semi-annual inspections of the Property to ensure compliance with lease terms.

●	Maintenance Response Time: The Manager will respond to maintenance requests within 48 hours of receipt.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

●	The Manager is authorized to complete emergency repairs and individual repairs/projects costing less than $999 without prior approval from the Owner.

●	Repairs estimated to cost more than $1,000 will require prior Owner approval before proceeding.

“COMPLETE PACKAGE (10% Management Fee)”

The Complete Package includes all services listed in the Popular Package, plus the following:

●	General lease administration and enforcement, including management of the eviction process up until any required court appearances.

●	Ensuring compliance with all legal property maintenance and rental certification requirements in accordance with local and state housing laws.

6. AUTHORIZATION. The Owner grants full power and authority to the Manager to perform all necessary actions related to the management and operation of the Property, including but not limited to rent collection, lease execution, maintenance, repairs, and legal compliance.

7. EQUAL OPPORTUNITY HOUSING. The Owner and Manager agree to comply with Title VIII of the Civil Rights Act of 1968 (Fair Housing Act), which prohibits discrimination in housing based on race, color, religion, sex, national origin, disability, or familial status.

8. PAYMENT TERMS

●	The Manager is entitled to withhold a standard 8% (Base Package) or 10% (Complete Package) from each monthly rental payment including any late fees as compensation for management services.

●	Any services not included in this Agreement may be provided for an additional fee as mutually agreed upon by the Owner and Manager.

●	The Manager may also deduct expenses incurred for maintenance, advertising, or other property-related costs.

●	If a tenant is more than 30 days delinquent on rent, the Manager will notify the Owner.

●	If monthly rental income does not cover all fees and costs, the Owner agrees to remit payment for the outstanding balance within 15 days of receiving notification from the Manager.

●	The Manager shall provide the Owner with an itemized monthly statement reflecting all rental income, outstanding balances, and disbursements.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

9. RELATIONSHIP OF PARTIES. The Manager is an independent contractor and not an employee of the Owner. The Owner shall not provide benefits such as health insurance, paid vacation, or other employee benefits to the Manager.

10. TERMINATION. Owner shall have the right, at Owner’s option, to immediately terminate this Agreement on the occurrence of any one or more of the following events:

A.	Manager materially breaches this Agreement and such breach is not cured within thirty (30) days after receipt by Manager of written notice by Owner specifying the nature of the breach, provided that if such breach is not reasonably susceptible of being cured within such thirty (30)-day period, Manager shall not be in default of its obligations hereunder unless Manager fails to commence or undertake to cure such breach within such sixty (60)- day period or thereafter fails to diligently prosecute such cure to completion.

B.	Manager files a petition for bankruptcy, reorganization, or arrangement under any federal or state statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute, or an involuntary petition of bankruptcy or insolvency under the laws of the federal government or of any state is filed against Manager and Manager shall fail to dismiss the same within sixty (60) days.

C.	The dissolution or termination of the corporate or partnership existence of Manager by merger, consolidation, or otherwise, or an action is filed having as its purpose a merger, reorganization, or reconstitution of Manager.

D.	Termination or suspension of Manager’s real estate brokerage license, if such license is required as a condition to Manager managing the Property.

E.	Manager intentionally misappropriates any funds of Owner or has committed fraud, willful misconduct, or gross negligence in the performance (or non-performance) of its obligations hereunder that have a material adverse effect on Owner or the Property.

F.	Manager fails to pay any amount required to be paid to Owner hereunder when and as same becomes due and payable and such failure shall continue for a period of thirty (30) days after receipt by Manager of written notice thereof by Owner.

G.	Upon sixty (60) day written notice to the Manager of termination of this Agreement.

11. INSURANCE REQUIREMENTS

●	The Manager shall maintain General Commercial Liability Insurance and Errors & Omissions (E&O) Insurance and provide proof upon request.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

●	The Owner shall add the Manager as an additional insured on the Owner’s Public Liability Insurance Policy and provide proof upon request.

12. INDEMNIFICATION. Manager shall, and Manager does hereby agree to, indemnify, defend, and hold harmless Owner and Owner’s members, directors, officers, and employees from and against any Loss (except to the extent covered by insurance carried by Manager or Owner or required to be carried by Owner hereunder) which Owner or Owner’s members, directors, officers, or employees may suffer or incur, or which may be asserted against Owner or Owner’s members, directors, officers, or employees, whether meritorious or not, caused by: (a) the gross negligence or willful misconduct of Manager or its agents or employees; (b) acts by Manager outside of the scope of authority granted under this Agreement; or (c) which indemnity shall continue notwithstanding the expiration or earlier termination of this Agreement regarding any occurrence preceding such expiration or termination; provided, however, that in no event shall the indemnity provided under this Section 12 extend to any Loss caused by the gross negligence or willful misconduct of Owner or its agents or employees.

13. DEFAULT & REMEDIES. A party shall be considered in default if they:

●	Fail to make a required payment.

●	Declare insolvency or bankruptcy.

●	Have property subjected to levy, seizure, or sale by a creditor or government agency.

●	Fail to provide agreed-upon services under this Agreement.

14. FORCE MAJEURE. If performance under this Agreement is prevented by events beyond a party’s reasonable control (e.g., natural disasters, government orders, strikes, pandemics), obligations shall be suspended until performance is reasonably possible.

15. DISPUTE RESOLUTION (ARBITRATION). Any disputes arising under this Agreement shall be resolved through binding arbitration under the rules of the American Arbitration Association. The decision of the arbitrator(s) shall be final and enforceable in court.

16. CONFIDENTIALITY. The Manager shall maintain strict confidentiality regarding all business, tenant, and financial information related to the Owner and the Property.

17. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Michigan.

18. ENTIRE AGREEMENT. This Agreement represents the entire contract between the Owner and Manager, superseding any prior agreements. Any modifications must be in writing and signed by both parties.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

19. PACKAGE SELECTION:

☐	BASE PACKAGE (8%)

☑	COMPLETE PACKAGE (10%)

☐	PROMOTIONAL PRICING:

20. ADDITIONAL CONDITIONS:

The Owner reserves the right to terminate this Agreement without incurring any termination fees if the Manager fails to secure a tenant for the property within 60 days from the commencement date of this Agreement.

Bellator Management

31912 Mound Rd. Suit 102, Warren, MI 48092

Bellator Management Price Chart

Service	Fee
Maintenance Technician	$75 Per Hour
Tenant Placement Fee	100% of one month’s rent
Maintenance & Material Markup	15% Markup on labor, Materials billed at cost + 15%
Property visits	$35 for any additional property visits
Lease Renewal Fee	Half month rent
Eviction Processing Fee	Attorney to work directly with homeowner. Fees vary by city/county
Administrative Fee	Varies (often $10 - $50 per task)
City Inspection Fee	1 Hour - $50, 2 Hours - $100, 3 Hours - $150, 4 Hours - $200
Full Construction Management	20% or $5,000 Minimum

Legal Disclaimer for Price Chart

The prices, fees, and charges outlined in the price chart are for reference purposes only and are subject to change at the discretion of the Owner and Property Manager.

No prices, fees, or costs listed in the price chart shall be considered legally binding unless expressly agreed upon in writing by both the Owner and the Property Manager.

Neither party shall be held liable for any discrepancies, misunderstandings, or reliance on the listed prices without a formal written agreement. Any modifications, updates, or deviations from the price chart must be documented and signed by both parties to be enforceable.

Promotional Offer Terms & Conditions

1. Portfolio & Special Rates Inquiry: The statement “Ask about our portfolio and apartment special rates!” is an invitation for prospective clients to inquire about available rental units and potential promotional pricing. Special rates are subject to availability, property-specific terms, and management discretion. Pricing and offers may change without prior notice.

2. $250 Referral Bonus: A one-time referral bonus of $250 is available for individuals who successfully refer a new client. The referral bonus is awarded per client referred, not per unit or home leased. To qualify:

●	The referred client must sign a lease and fulfill all required lease terms as determined by management.

●	The referring party must provide their information before or at the time of the referred client’s application.

●	The bonus will be paid after the referred client has completed the move-in process and met any applicable eligibility criteria.

3. General Conditions:

●	Offers are subject to change or termination at the discretion of management.

●	Referral bonuses cannot be combined with other promotions unless otherwise specified.

●	Fraudulent or misleading referrals will result in disqualification.

●	Any tax liability resulting from referral payments is the sole responsibility of the recipient.

For further details, please contact the leasing office.

Owner:	/s/ [Illegible]
Date:	7:36a.m. 03-25-2025

Manager:	/s/ Ahsan Tarar
Date:	3:34p.m. 03-24-2025